Filed Pursuant to Rule 433

Registration No. 333-170923

February 12, 2013

PRICING TERM SHEET

4.125% Notes due 2018

Issuer:	Hungary

Format:	SEC Registered

Security:	4.125% Notes due 2018

Size:	US$1,250,000,000

Maturity Date:	February 19, 2018

Coupon:	4.125%

Interest Payment Dates:	Semi-annual on February 19 and August 19 in each year commencing August 19, 2013

Day Count Convention:	ISMA – 30/360

Price to Public:	99.580%

Benchmark Treasury:	UST 0.875% due January 31, 2018

Benchmark Treasury Yield:	0.869%

Spread to Benchmark Treasury:	+335 bps

Yield:	4.219%

Listing:	Application will be made to list the Notes on the London Stock Exchange

Law:	New York

Expected Settlement Date (T+4):	February 19, 2013

CUSIP:	445545 AG1

ISIN:	US445545AG19

Anticipated Ratings:	Ba1 by Moody’s Investors Service, Inc. BB by Standard & Poor’s Ratings Services BB+ by Fitch Ratings, Ltd.

Joint Book-Running Managers:	BNP Paribas Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs International

Form:	The Notes will be book-entry securities in fully registered form, without coupons, registered in the name of Cede & Co., as nominee of DTC, in minimum denominations of US$2,000 and integral multiples thereof.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas, toll free at +1 (800) 854-5674, Citigroup Global Markets Inc., toll free at +1 (800) 831-9146, Deutsche Bank Securities Inc., toll free at +1 (800) 503-4611, or Goldman Sachs International, toll free at +1 (866) 471-2526.